UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2014

CIRCLE STAR ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53868 (Commission File Number)	30-0696883 (IRS Employer Identification No.)

7065 Confederate Park Road, Suite 102
Fort Worth, Texas  76108
(Address of principal executive offices)(Zip Code)

(817) 744-8502
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 4, 2014 the management of Circle Star Energy Corp. (the “Company”) and its Board of Directors concluded that the previously issued financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2014 filed March 14, 2014 (the “Form 10-Q”) should no longer be relied upon because of errors related to the presentation of certain information included in the financial statements and footnotes to the financial statements. The Company has determined that it was necessary to correct the accounting for certain transactions as presented within the statement of operations and statement of cash flows along with their corresponding impact on the Company’s balance sheet.

The initial accounting for the fair value of certain over-riding royalty interests and net revenue interests in certain crude oil and natural gas properties (“Interests”) sold during the fiscal quarter ended January 31, 2014 to an un-related third party resulted in the gain being over-stated. The methodology initially utilized to arrive at the fair value applied to the Interests sold was inappropriately applied at the time the transaction was initially recorded. Related to the re-allocation of the fair value of the assets sold, the calculation of depletion on a field by field basis was re-performed. The issues were discovered in connection with the audit of the Company’s April 30, 2014 financial statements. The gain on the sale of assets initially reported as $1,728,235 was re-calculated utilizing the appropriate fair value to arrive at a net gain of $1,232,279. Depletion expense of $134,685 as reported through January 31, 2014 was re-calculated to be $496,659 for the nine months then ended. The net impact of these adjustments resulted in net income of $708,485 or $0.01 per share and $231,187 or $0.00 per share for the three months and nine months ended January 31, 2014, respectively, as compared to a previously reported $1,566,415 or $0.03 per share and $1,089,117 or $0.02 per share for the three and nine months ended January 31, 2014, respectively.

The Company expects to file the amended Form 10-Q immediately.

The Company’s management and Board of Directors discussed the above matters with D’Arelli Pruzansky, P.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCLE STAR ENERGY CORP. (Registrant)
August 18, 2014	By: /s/ S. Jeffrey Johnson S. Jeffrey Johnson Chief Executive Officer